Exhibit 1.1

MEMORANDUM OF ASSOCIATION
Amended as of October 25, 2007
(Translation from Hebrew)

1.	Name of the Company Giganet Ltd. (in English)

2.	Purposes for which the Company was founded:
Development, production and marketing of products in the field of electronics.

3.	The responsibilities of the members are limited.

4.	The registered share capital of the Company is Six Hundred Thousand New Israeli Shekels (NIS 600,000) divided into Sixty Million (60,000,000) Ordinary Shares of a nominal value of One Agora (NIS 0.01) each. [Amended October 25, 2007.]

We, the undersigned hereinbelow, wish to incorporate as a company according to this Memorandum of Association and agree that each of us will take the number of Company share capital listed next to our names.

Name of Signatories	Identity No.	Address	Number of Shares	Signature

Yehuda Zisapel	007146054	Kisufim 23, Tel Aviv	10178	/s/
Zohar Zisapel	008792566	Alon 2, Ramat Efal	10178	/s/
Total Number of Shares			20356

Dated: This 11 day of July, 1996.

Witness to signatures:

/s/ —————————————— Amit Wengrowicz, Advocate